Exhibit 99.1

COMPANY CONTACTS	MEDIA CONTACT
Russell Skibsted	Susan Neath
SVP & Chief Business Officer	Porter Novelli Life Sciences
619-849-6007

Paul Arndt
Manager, Investor Relations
949-788-6700
SPECTRUM PHARMACEUTICALS ANNOUNCES SECOND QUARTER 2007 FINANCIAL
RESULTS AND PIPELINE UPDATE
•	Approximately $71 Million In Cash and Equivalents As Of June 30, 2007

•	Filed an NDA (New Drug Application) Amendment for ISO-Vorin™

•	Filed an IND (Investigational New Drug) for SPI-1620

•	Acquired Worldwide Rights to Ortataxel, a Third Generation Taxane

Conference Call:	12pm Eastern/9am Pacific
Domestic:	866-383-7998
International:	617-597-5329
Passcode:	54489921
Webcast and replays:	www.spectrumpharm.com
IRVINE, California — August 9, 2007 — Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI) today reported financial results for the second quarter ended June 30, 2007.
The Company incurred a second quarter of 2007 net loss of approximately $6.3 million, or ($0.22) per share, compared to a net loss of approximately $9.0 million, or ($0.37) per share in the second quarter of 2006. Revenue in the second quarter of 2007 included a $4 million milestone payment received from GPC Biotech, and compared to no revenues in the second quarter of 2006. Research and development expenses were approximately $7.2 million in the second quarter 2007, compared to approximately $4 million in the second quarter of 2006, due to the expanded scope of the Company’s clinical development activities. General and administrative expenses were approximately $3.0 million in the second quarter of 2007, compared to approximately $1.5 million in the second quarter 2006, primarily due to legal expenses resulting from the arbitration we initiated against GPC Biotech. As of August 3, 2007, approximately 31.1 million shares were issued and outstanding.
On May 11, 2007, the Company raised approximately $30 million through the issuance of common stock at a price of $6.25 per share. No warrants were issued in this offering. During the six-month period ended June 30, 2007, net cash used in operations was approximately $10.3 million. As of June 30, 2007, the Company had cash, cash equivalents, and marketable securities on hand of approximately $71 million, compared to $50.6 million as of December 31, 2006.
“We recently achieved several milestones, including filing an IND for SPI-1620, a novel chemotherapy targeting agent; filing an NDA amendment for ISO-Vorin; and adding to our portfolio by in-licensing ortataxel, a promising third generation taxane with clinical data in more than 350 patients,” stated Rajesh C. Shrotriya, M.D., Chairman, President and Chief Executive Officer of Spectrum Pharmaceuticals. “These advancements, along with progress we continue to make with the ongoing Phase 3 pivotal trial for EOquin® for non-invasive bladder cancer, and evaluation of patients in our Phase 2b trial of ozarelix in benign prostate hypertrophy, represent our team’s ability to identify diverse, promising drug candidates and move them through development with the goal of bringing new treatments to patients as efficiently as possible.”
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

Recent Highlights and Upcoming Milestones
•	Satraplatin
•	Received $4 million upon FDA acceptance of the NDA.

•	Additional milestones payments triggered by the filing and acceptance of the Marketing Authorization Application (MAA) that was filed with the European Medicines Agency (EMEA).

•	ODAC recommended FDA wait for overall survival analysis.

•	Arbitration hearing against GPC Biotech conducted July 6 — 13; Final arguments scheduled for August 21; Decision expected some time thereafter.
•	ISO-Vorin (LFA)
•	NDA Amendment filed with the FDA.

•	Plan to file a NDA Amendment for an oral formulation with the FDA.
•	EOquin
•	A Phase 3 registrational trial commenced in the second quarter. Enrollment tracking well, more than 80 patients enrolled to date.

•	Second Phase 3 registrational trial expected to begin enrollment in the next 6 weeks.
•	Ozarelix
•	Phase 2b study has completed enrollment.

•	Patients are being followed for safety and efficacy.

•	Assuming Phase 2b data confirms European Phase 2 data, the Company plans to initiate pivotal trials.
•	SPI-1620
•	IND filed with the FDA.

•	Phase 1 study will commence following FDA and IRB approvals.
•	Ortataxel
•	Acquired worldwide rights from Indena S.p.A.

•	Third generation taxane with promising activity in solid tumors including taxane resistant tumors.

•	Oral bioavailability shown in clinical trials.
Conference Call
Spectrum Pharmaceuticals will host a conference call to discuss these financial results and pipeline update on:

Thursday, August 9, 2007 @ 12:00 p.m. Eastern/9:00 a.m. Pacific
Domestic:	866-383-7998	passcode 54489921
International:	617-597-5329	passcode 54489921

Audio replays will be available through August 16, 2007.
Domestic:	888-286-8010, passcode 66725864
International:	617-801-6888, passcode 66725864
About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals acquires, develops and commercializes a diversified portfolio of oncology and urology drug candidates that meet critical health challenges for which there are few other treatment options. The company’s pipeline includes promising early and late-stage drug candidates with unique formulations and mechanisms of action that address the needs of seriously ill patients, such as at-home chemotherapy and new treatment regimens for refractory disease. For more information, please visit our website at www.spectrumpharm.com.

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize its portfolio of drug candidates, the Company’s promising pipeline, the potential of drug candidate ortataxel, our team’s ability to identify diverse, promising drug candidates and move them through development with the goal of bringing new treatments to patients as efficiently as possible, our plan to file a NDA Amendment for ISO-Vorin for an oral formulation with the FDA, that the second phase 3 registrational trial for EOquin is expected to begin enrollment in the next 6 weeks, that assuming phase 2b data of ozarelix confirms european phase 2 data, the Company plans to initiate pivotal trials, that the phase 1 study of SPI-1620 will commence following FDA and IRB approvals and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in- license and develop additional drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)
Summary Condensed Consolidated Statement of Operations (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$4,032	$—	$4,375	$—

Operating expenses:
Research and development	7,160	4,028	12,201	7,751
General and administrative	2,957	1,468	5,448	2,863
Stock-based charges	943	4,180	2,228	5,568

Total operating expenses	11,060	9,676	19,877	16,182

Loss from operations	(7,028)	(9,676)	(15,502)	(16,182)
Other income, net	750	658	1,332	1,289

Net loss before minority interest in consolidated subsidiary	(6,278)	(9,018)	(14,170)	(14,893)
Minority interest in net loss of consolidated subsidiary	20	—	20	2

Net loss	$(6,258)	$(9,018)	$(14,150)	$(14,891)

Basic and diluted net loss per share	$(0.22)	$(0.37)	$(0.53)	$(0.62)

Basic and diluted weighted average common shares outstanding	28,442,904	24,231,045	26,875,518	23,930,671

Supplemental Information
Stock-based charges — Components:
Research and development	$483	$3,884	$1,317	$4,786
General and administrative	460	296	911	782

Total stock based charges	$943	$4,180	$2,228	$5,568

Summary Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2007	2006
Cash, cash equivalents and marketable securities	$71,019	$50,697
Accounts Receivable, net	94	1,150
Other current assets	652	440

Total current assets	71,765	52,287
Property and equipment, net and other assets	863	830

Total assets	$72,628	$53,117

Total liabilities	$7,942	$7,268
Minority Interest	—	20
Stockholders’ equity	64,686	45,829

Total liabilities and stockholders’ equity	$72,628	$53,117